EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics Inc. Mark Frost, CFO (800) 772-6446 x1981 mfrost@AngioDynamics.com	EVC Group, Inc. Michael Polyviou/Robert Jones (212) 850-6020; (646) 201-5447 mpolyviou@evcgroup.com; bjones@evcgroup.com	EVC Group, Inc. Dave Schemelia (646) 201-5431 dave@evcgroup.com

AngioDynamics Reports 2015 First Quarter Financial Results

•	First Quarter of Fiscal 2015 Net sales increased 4% to $87.3 million; Sales grew 5%, excluding supply agreement

•	Q1 FY15 GAAP $0.02; Non-GAAP adjusted net income of $0.16 per share

•	Q1 FY15 EBITDA of $10.8 million, Adjusted EBITDA of $15.3 million

•	Company provides second quarter guidance and increases full-year outlook

•	Company expects to make non-material revisions to Fiscal 2014 and prior period results

ALBANY, N.Y., (October 9, 2014) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the first quarter ended August 31, 2014.

“We are pleased to report a very strong start to fiscal year 2015 as both net sales and earnings (non GAAP) exceeded our expectations. Net sales, excluding the supply agreement, increased 5% extending our streak of year-over-year sales growth to six consecutive quarters,” commented Joseph M. DeVivo, President and Chief Executive Officer. “All three franchises contributed to our growth with Peripheral Vascular and Vascular Access increasing mid-single digits and Oncology/Surgery growing 11%. Our International business reported significant improvement and grew 19% in the quarter driven by strong Oncology/Surgery sales. A favorable product mix and strong cost controls allowed us to generate gross margin expansion ahead of plan, as well as higher than anticipated profitability in the quarter. We believe we are well positioned to continue to generate strong sustainable sales growth and improved profitability as the fiscal year progresses based on our commitment to our Operational Excellence program and the impact of our growth drivers. With technologies like the BioFlo family of products in our Vascular Access business, AngioVac cannula and circuit in our Peripheral Vascular business and Acculis microwave system in our Oncology/Surgery business we continue to illustrate our ability to improve patient outcomes while reducing costs to the overall healthcare system.”

Prior Year Adjustments

In preparing the financial statements for the quarter ended August 31, 2014, management identified errors that it does not believe are material to any individual prior period, but determined that correcting these errors in the current period would have been material to the fiscal quarter ended August 31, 2014 statement of operations. Therefore, the Company expects to revise previously reported financial statements, including statements for the four fiscal quarters and fiscal year ended May 31, 2014, and for the fiscal years ended May 31, 2013 and 2012, for these corrections. The Company expects the cumulative effect of these corrections will reduce Non-GAAP adjusted earnings per share over the prior periods by approximately $0.03 to $0.04, and reduce Non-GAAP adjusted earnings per share in any specific period during these fiscal years by no more than $0.01 to $0.03. The Company does not expect that these revisions to its financial statements will have a material impact on the Company’s current or previously reported results of operations, financial condition or liquidity. All prior period income statement data in this release, both below and in the tables annexed hereto, reflect these revisions, which are preliminary. All prior period balance sheet and cash flow statement data in this release do not reflect these revisions. The Company expects final revisions will be reported in its Quarterly Report on Form 10-Q for the first fiscal quarter ended August 31, 2014, which it expects to file on or prior to October 15, 2014. The Company does not expect the preliminary prior results contained in this release will differ in a material way from the final revisions that will be reported.

Management is assessing the significance of the revisions discussed above on the Company’s internal control over financial reporting as well as its disclosure controls and procedures. There can be no assurance that control deficiencies that could be material weaknesses will not be identified. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The existence of one or more material weaknesses would preclude a conclusion by management that the Company’s internal control over financial reporting was effective.

Q1 FY15 Financial Results

Net sales of $87.3 million increased 4% compared with last year’s first quarter net sales of $83.6 million. Excluding the planned wind-down of the supply agreement with Boston Scientific (BSC), first quarter sales were up 5% to $86.1 million compared to $81.9 million in last year’s first quarter. The following sales comparisons exclude the BSC supply agreement.

Peripheral Vascular net sales in the first quarter increased 4% to $47.3 million compared to $45.5 million in the prior year period. Vascular Access net sales increased 5% to $26.5 million compared to $25.3 million in the year ago quarter. Oncology/Surgery net sales of $12.4 million increased 11% compared to $11.2 million in the year ago quarter. Net sales in the U.S. increased 2% to $68.6 million from $67.2 million in the prior year period. International net sales grew 19% to $17.6 million from $14.8 million in last year’s first quarter.

The Company’s net income was $0.02 on a per share basis, compared to a net loss of $0.4 million, or $0.01 per share, a year ago. Excluding the items shown in the attached quarterly non-GAAP reconciliation table, adjusted net income was $5.8 million, or $0.16 per share, for the first quarter compared to net income of $4 million, or $0.11 per share, for the year ago quarter.

First quarter EBITDA grew to $10.8 million, or $0.30 per share, compared to $7.8 million, or $0.22 per share, in the year ago period. Adjusted EBITDA, excluding the items shown in the attached reconciliation table, was $15.3 million, or $0.43 per share, compared to $11.7 million, or $0.33 per share, in the year ago comparable period.

At August 31, 2014, cash and investments were $15.5 million and debt was $141.4 million.

Recent Events

•
The Company filed a 510(k) application with the U.S. Food and Drug Administration (FDA) for expanded use of the Celerity tip location system to eliminate the need for a chest x-ray to help in the placement of Peripherally Inserted Central Catheters (PICCs) in adults. Celerity was granted 510(k) clearance by the FDA in June, 2014, as an adjunct to aid in positioning PICCs in adults by providing real time catheter tip location utilizing the patient’s cardiac electrical activity.

•	AngioDynamics received EU CE Mark approval for its BioFlo DuraMax chronic hemodialysis catheter for use in attaining long-term vascular access for hemodialysis and apheresis.

•	AngioDynamics saw significant clinical traction with NanoKnife, with several results being published during the course of the summer. This included:

o
“Initial assessment of safety and clinical feasibility of irreversible electroporation in the focal treatment of prostate cancer” in the September online version of the journal Prostate Cancer and Prostatic Disease by Dr. Mark Emberton, Division of Surgery and Interventional Science, University College of London.

o
“Anesthetic management during open and percutaneous irreversible electroporation,” in the August issue of British Journal of Anesthesia by Dr. R. Bouwman, of the Department of Anesthesiology at the VU University Medical Center in The Netherlands.

o
“Irreversible electroporation of unresectable soft tissue tumors with vascular invasion: effective palliation,” in the July issue of BMC Cancer by Dr. Robert C.G. Martin, Department of Surgery, Division of Surgical Oncology at the University of Louisville. Also by Dr. Martin, “Evaluation of thermal injury to liver, pancreas and kidney during irreversible electroporation in an in vivo experimental model,” was published in June by the BJS Society.

o
“Vessel Patency Post Irreversible Electroporation,” in the July issue of CardioVascular and Interventional Radiology by Dr. Govindara Narayanan, Department of Radiology at the University Of Miami Miller School Of Medicine.

•
The Company also saw continued clinical momentum surrounding its BioFlo technology, with a Company sponsored symposium at the Association for Vascular Access’s 2014 Annual Scientific Meeting, which took place September 7-10, 2014, in National Harbor, Md. Presentations showed a significant reduction in complications and data reported on nearly 5,000 PICCs.

Fiscal 2015 and Second Quarter Guidance

“As a result of our stronger than anticipated first quarter, we are raising our adjusted earnings per share (EPS) range to $0.65 to $0.71,” said Mark Frost, Executive Vice President and Chief Financial Officer, “and maintaining our revenue range at $362 million to $368 million.

“We are anticipating revenue to range from $89 million to $92 million in the second quarter with 5% growth at the top end when you exclude our supply agreement,” Frost continued. “Adjusted EPS is expected to be $0.14 to $0.17, representing a 21% improvement over fiscal second quarter 2014 at the high end.”

Conference Call

AngioDynamics will host a conference call today at 4:30 p.m. Eastern Time to discuss its first quarter results. To participate in the live call by telephone, please call 1-888-254-3609 and reference the Conference ID: 6676115. In addition, a live webcast and archived replay of the call will be available at http://investors.angiodynamics.com. To access the live webcast, please go to the website 15 minutes prior to its start to register, download and install the necessary software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported net sales, excluding a supply agreement; EBITDA (income before interest, taxes, depreciation and amortization); adjusted EBITDA; adjusted net income and adjusted earnings per share. Management uses these measures in its internal analysis and review of operational performance. Management believes that these measures provide investors with useful information in comparing AngioDynamics’ performance over different periods. By using these non-GAAP measures, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

About AngioDynamics

AngioDynamics Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, fluid management systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products and venous products. More information is available at www.AngioDynamics.com.

Trademarks

AngioDynamics, the AngioDynamics logo, Acculis, AngioVac and BioFlo are trademarks and/or registered trademarks of AngioDynamics Inc., an affiliate or a subsidiary.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, future actions by the FDA or other regulatory agencies, domestic and foreign health care reforms and government regulations, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, including Navilyst Medical and its products, R&D capabilities, infrastructure and employees as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2014. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, the NanoKnife System has received a 510(k) clearance by the Food and Drug Administration for use in the surgical ablation of soft tissue, and is similarly approved for commercialization in Canada, the European Union and Australia. The NanoKnife System has not been cleared for the treatment or therapy of a specific disease or condition.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended
	Aug 31,	Aug 31,
	2014	2013
	(unaudited)

Net sales	$87,331	$83,644
Cost of sales	41,182	41,064
Gross profit	46,149	42,580
% of net sales	52.8%	50.9%

Operating expenses
Research and development	6,718	6,709
Sales and marketing	20,067	19,963
General and administrative	7,335	6,686
Amortization of intangibles	4,015	4,109
Medical device tax	995	976
Change in fair value of contingent consideration	801	733
Acquisition, restructuring and other	2,641	2,002
Total operating expenses	42,572	41,178
Operating income	3,577	1,402
Other income (expense), net	(1,884)	(1,965)
Income (loss) before income taxes	1,693	(563)
Provision for (benefit from) income taxes	1,064	(190)
Net income (loss)	$629	$(373)

Earnings (loss) per common share
Basic	$0.02	$(0.01)
Diluted	$0.02	$(0.01)

Weighted average common shares
Basic	35,367	34,950
Diluted	35,885	34,950

Presented results reflect the impact of the preliminary revisions previously described in the body of this release.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(in thousands, except per share data)

Reconciliation of Net Income to non-GAAP Adjusted Net Income:

	Three months ended
	Aug 31,	Aug 31,
	2014	2013
	(unaudited)

Net income (loss)	$629	$(373)

Amortization of intangibles	4,015	4,109
Change in fair value of contingent consideration	801	733
Acquisition, restructuring and other (1)	2,641	2,002
Tax effect of non-GAAP items (2)	(2,276)	(2,483)
Adjusted net income	$5,810	$3,988

Reconciliation of Diluted Earnings Per Share to non-GAAP Adjusted Diluted Earnings Per Share:

	Three months ended
	Aug 31,	Aug 31,
	2014	2013
	(unaudited)

Diluted earnings (loss) per share	$0.02	$(0.01)

Amortization of intangibles	0.11	0.12
Change in fair value of contingent consideration	0.02	0.02
Acquisition, restructuring and other (1)	0.07	0.06
Tax effect of non-GAAP items (2)	(0.06)	(0.07)
Adjusted diluted earnings per share	$0.16	$0.11

Adjusted diluted sharecount	35,885	35,100

(1) Includes costs related to acquisitions, integrations, restructurings, debt refinancings, litigation, and other items.
(2) Represents the net tax effect of non-GAAP adjustments.
Presented results reflect the impact of the preliminary revisions previously described in the body of this release.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION (Continued)
(in thousands, except per share data)

Reconciliation of Net Income to EBITDA and Adjusted EBITDA:

	Three months ended
	Aug 31,	Aug 31,
	2014	2013
	(unaudited)

Net income (loss)	$629	$(373)

Provision for (benefit from) income taxes	1,064	(190)
Other income (expense), net	1,884	1,965
Depreciation and amortization	7,266	6,432
EBITDA	10,843	7,834

Change in fair value of contingent consideration	801	733
Acquisition, restructuring and other (1,2)	2,266	2,002
Stock-based compensation	1,395	1,152
Adjusted EBITDA	$15,305	$11,721

Per diluted share:
EBITDA	$0.30	$0.22
Adjusted EBITDA	$0.43	$0.33

(1) Includes costs related to acquisitions, integrations, restructurings, debt refinancings, litigation, and other items.
(2) Excludes $375 of depreciation expense for Q1 FY14 captured in the depreciation and amortization component of the reconciliation.
Presented results reflect the impact of the preliminary revisions previously described in the body of this release.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(unaudited in thousands)

	Three months ended (a)
	Aug 31,	Aug 31,	%
	2014	2013	Growth

Net Sales by Product Category
Peripheral Vascular	$47,266	$45,546	4%
Vascular Access	26,512	25,282	5%
Oncology/Surgery	12,370	11,167	11%
Total Excluding Supply Agreement	86,148	81,995	5%
Supply Agreement	1,183	1,649	-28%
Total	$87,331	$83,644	4%
	0	0
Net Sales by Geography
United States	$68,559	$67,167	2%
International	17,589	14,828	19%
Supply Agreement	1,183	1,649	-28%
Total	$87,331	$83,644	4%

(a) There were 64 sales days in the three months ended August 31, 2014 and 2013.
Presented results reflect the impact of the preliminary revisions previously described in the body of this release.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Aug 31,	May 31,
	2014	2014
	(unaudited)	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$13,808	$16,105
Marketable securities	1,670	1,809
Total cash and investments	15,478	17,914

Receivables, net	56,257	62,148
Inventories, net	70,416	61,056
Deferred income taxes	3,667	4,625
Prepaid income taxes	2,219	5,975
Prepaid expenses and other	6,765	510
Total current assets	154,802	152,228

Property, plant and equipment, net	66,844	67,208
Intangible assets, net	201,745	205,256
Goodwill	361,215	360,294
Deferred income taxes	8,739	9,767
Other non-current assets	3,950	5,397
Total Assets	$797,295	$800,150

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$46,872	$49,657
Current portion of long-term debt	5,000	5,000
Current portion of contingent consideration	11,047	16,341
Other current liabilities	1,327	1,288
Total current liabilities	64,246	72,286
Long-term debt, net of current portion	136,410	137,660
Contingent consideration, net of current portion	55,135	51,080
Other long-term liabilities	1,178	1,230
Total Liabilities	256,969	262,256

Stockholders' equity	540,326	537,894
Total Liabilities and Stockholders' Equity	$797,295	$800,150

Current period information reflects the impact of the preliminary revisions previously described in the body of this release. Prior period data is as previously reported and does not reflect the revisions previously described.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three months ended
	Aug 31,	Aug 31,
	2014	2013
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income (loss)	$629	$(426)
Depreciation and amortization	7,266	6,432
Change in fair value of contingent consideration	786	733
Tax effect of exercise of stock options	-	(61)
Deferred income taxes	2,110	538
Stock-based compensation	1,395	1,152
Other	(680)	148
Changes in operating assets and liabilities
Receivables	5,995	1,858
Inventories	(9,365)	(3,490)
Accounts payable and accrued liabilities	(2,516)	1,155
Other	(2,931)	(739)
Net cash provided by (used in) operating activities	2,689	7,300

Cash flows from investing activities:
Additions to property, plant and equipment	(2,441)	(2,903)
Acquisition of businesses, net of cash acquired	-	(3,239)
Other cash flows from investing activities	(154)	(930)
Purchases, sales and maturities of marketable securities, net	-	303
Net cash provided by (used in) investing activities	(2,595)	(6,769)

Cash flows from financing activities:
Repayment of long-term debt	(1,250)	-
Payment of Contingent Consideration	(2,100)	(950)
Proceeds from exercise of stock options and ESPP	959	678
Net cash provided by (used in) financing activities	(2,391)	(272)

Effect of exchange rate changes on cash	-	4
Increase (Decrease) in cash and cash equivalents	(2,297)	263

Cash and cash equivalents
Beginning of period	16,105	21,802
End of period	$13,808	$22,065

Current period information reflects the impact of the preliminary revisions previously described in the body of this release. Prior period data is as previously reported and does not reflect the revisions previously described.